Exhibit 99.1

Harbin Electric Subsidiary Enters Joint Development Agreement to Produce Linear Motors and Systems for Railways

HARBIN, China, August 25, 2006 /Xinhua-PRNewswire/ -- Harbin Electric, Inc., (OTC Bulletin Board: HRBN) today announced that its subsidiary, Harbin Tech Full Electric Co., Ltd., has entered into a joint development agreement with the Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”) to build a train and track transportation system driven by high powered linear motors. The initial goal of this development is to produce a train and system which will be tested at the Beijing Airport railway line before the end of 2008. The main purpose of this agreement is to achieve industrialized scale production of the high power linear traction motors, the traction conversion systems and the traction control systems under development in this cooperative agreement. In addition, the project’s intent is to establish an industrialized scale production base of the core equipments of traction power supply for the use in Chinese linear induction motor track transportation.

The agreement estimates that the project costs will amount to approximately US$3.13 million, consisting of US$1.88 million to be invested by Harbin Tech Full Electric Co., Ltd. and the remainder to be invested by IEECAS. Harbin Tech Full Electric Co., Ltd. is to be responsible for designing and manufacturing certain components of the system, including the high power linear traction motors, track reaction plates, the body of the test vehicle, and other auxiliary mechanical components. Patents resulting from this project are to be jointly-owned by the parties. Ownership of other non-patent rights, such as the right of use and right of transfer under PRC intellectual property laws, are to be decided by the parties by mutual agreement. The agreement further stipulates, among other things, that the economic benefits as a result of the commercialization of the research results shall be divided between the parties on a pro rata basis in accordance with their respective level of total investment.

In addition to numerous civil engineering benefits, Linear motor driven railways possess advantages such as, energy savings, low cost of operation, safety and reliability, reasonable maintenance, and environmental friendliness. These systems herald the development trends demanded by future urban railway designers and are expected to become a major mode of urban rail transportation utilized within many cities in China over the next five to ten years, as currently described in the Country’s 5 year planning system.

Li Kong, superintendent of IEECAS, said “Urban rail transportation is main choice to settle the traffic of big cities. After adoption of non-adhesive power-efficient linear induction motor track transportation, on the one hand, energy-saving rate will be reduced by 30%; on the other hand, the investment will be reduced by 33% than the one that adopt the foreign technique and equipment.” Mr. Kong continued, “China has made this technique as a national focus project of R&D. IEECAS has made the final decision to cooperate its R&D efforts with Harbin Tech Full Electric Co., Ltd. after the evaluating many Chinese electric companies based on their R & D strength.”

“We are excited to create this joint development project with IEECAS,” stated TianFu Yang, Chairman and CEO of Harbin Electric, Inc. "Our combined technical knowledge and sharing of resources should allow us to meet our goal of producing this system in a relatively short development period.” Mr. Yang continued,“In addition to the development expertise, our manufacturing abilities should allow for broad commercialization of the core equipment developed beyond the horizon of this agreement. We believe this relationship will enhance the company’s competitiveness in the linear motor driven rail transportation market domestically in China, as well as, the other industrial markets we currently serve.”

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly-owned subsidiaries. The Company has 223 employees with approximately 200,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission (www.sec.gov).

About Institute of Electrical Engineering of the Chinese Academy of Sciences (“IEECAS”)

As a scientific research base in electrical engineering field focusing on the high-tech research & development, and a national scientific research organization aiming at developing new technologies of electrical engineering & energy as its scientific orientation, Institute of Electrical Engineering of the Chinese Academy of Sciences (IEECAS) plays an unique role in Country’s deployment of electrical engineering science. In recent years, IEECAS initiated many leading basic researches in advanced energy & electricity technologies, including modern electrical drive technologies. During the 40 years since its foundation, IEECAS has been fighting in the frontline of basic research and high-tech strategic development for electrical engineering discipline. IEECAS has gained more than 400 achievements in scientific research, over 100 of which have been popularized and applied to industry, national defense and scientific research.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its quarterly report on Form 10-QSB for the quarter ended June 30, 2006. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

This press release contains forward-looking information about the Company that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

Contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Phone: 215-854-8104
info@HarbinElectric.com

In China:
Chungang Xia
Corporate Secretary / China PR
mainlandIR@HarbinElectric.com
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Source: Harbin Electric, Inc.